Exhibit 10.2

AGREEMENT OF MERGER

          AGREEMENT OF MERGER ("Agreement"), dated as of September 27, 2000 among Amanda Orrick Mintz (formerly Amanda Orrick), Michael Mintz and Debra Kamp (together, the "Members"), Brownsville Broadcasting, LLC, a Texas limited liability company (the "LLC"), HTVN Merger Corp., Inc. a Delaware corporation ("HTVN Merger Corp.") and Hispanic Television Network, Inc., a Delaware corporation ("HTVN").

R E C I T A L S:

          WHEREAS, the LLC holds licenses and permits issued by the Federal Communications Commission (the "Commission") for the operation of low power television station K64FM LPTV in Brownsville, Texas (the "Station"), and owns and/or leases certain assets used in the operation and maintenance of the Station, as more particularly described in this Agreement;

          WHEREAS, HTVN owns all the stock of HTVN Merger Corp.;

          WHEREAS, the parties desire to merge the LLC with and into HTVN Merger Corp., with HTVN Merger Corp. being the surviving entity, upon the terms and subject conditions herein set forth; and

          WHEREAS, the merger is subject to the prior approval of the Commission;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
TERMS OF THE TRANSACTION

          1.1     Merger and Merger Consideration. At the "Effective Time" (as defined in Section 1.2), the LLC shall be merged with and into HTVN Merger Corp., with HTVN Merger Corp. as the surviving entity (the "Merger"). At the Effective Time, each then outstanding unit of membership interest (the "Units") of the LLC will be converted into the right to receive (i) $3,500 in cash (the "Cash Consideration") and (ii) a number of shares (the "Closing Shares" and, together with the Cash Consideration, the "Merger Consideration") of the common stock, $.01 par value ("Common Stock") of HTVN equal to $9,350 divided by the Average HTVN Stock Price during the Pre-Closing Measurement Period.

          HTVN has already delivered to the Members (i) $50,000 in April 2000 (the "April Payment") and (ii) $50,000 in September 2000 (the "September Payment"), both of which are non-refundable. The April and September Payments will be credited against the aggregate Cash Consideration payable at the Closing. The remaining Merger Consideration shall be payable as follows:

(a) On December 29, 2000, HTVN shall deliver to the Members an aggregate of $50,000 cash (the "December Payment") which is non-refundable; and

     (b)     On or before December 31, 2001, the Members shall deliver to HTVN the certificates representing the Units and HTVN shall deliver to the Members (i) by wire transfer the aggregate Cash Consideration, less the April, September and December Payments, in immediately available funds to accounts designated by the Members and (ii) certificate(s) representing the Closing Shares.

          In addition, at the Effective Time each Unit which is held in the treasury of the LLC shall be canceled and retired, and shall cease to exist, without any conversion thereof into Closing Shares or the right to receive any Cash Consideration or Closing Shares. Any options, warrants or rights to acquire Units of the LLC, or to acquire securities convertible into Units of the LLC, outstanding immediately prior to the Effective Date, shall by virtue of the Merger be cancelled and retired and shall cease to exist, without conversion thereof into the right to receive any Cash Consideration or Closing Shares.

          1.2     Effective Time. The Merger will become effective when a Certificate of Merger and Articles of Merger in the forms of Exhibits A and B are filed with the Secretaries of State of Delaware and Texas, respectively (the "Effective Time").

          1.3     Effect of the Merger. When the Merger has been effected, HTVN Merger Corp. shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of the LLC; and all and singular, the rights, privileges, powers and franchises of the LLC and all property, real, personal and mixed, and all debts due to the LLC on whatever account, and all other things in action or belonging to the LLC shall be vested in HTVN Merger Corp.; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of HTVN Merger Corp. as they were of the LLC, and the title to any real estate vested by deed or otherwise, in any the LLC, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall thenceforth attach to HTVN Merger Corp., and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          1.4     Taking of Necessary Action; Further Action. Each of HTVN, HTVN Merger Corp., the Members and the LLC shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Texas Law, Delaware Law or federal law as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest HTVN Merger Corp. with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the LLC, the officers and directors of HTVN Merger Corp. are fully authorized in the name of their LLC or otherwise to take, and shall take, all such lawful and necessary action.

          1.5     Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

     "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified Person or property is subject, as in effect on the Closing Date.

     "Average HTVN Stock Price" means the average of the last reported sale price regular way of the Common Stock on the Nasdaq National Market or other principal trading market on which the Common Stock is then publicly traded calculated for the number of Trading Days over which such average is to be computed, or if the principal market on which the Common Stock is then traded does not report prices on the basis of sale transactions, the average of the closing bid and ask prices for the Common Stock over the applicable number of Trading Days.

"Communications Act" means the Communications Act of 1934, as amended.
"Delaware Law" means the Delaware General Corporation Law, as amended.

     "Encumbrances" means mortgages, security interests, pledges, claims, liens, charges, covenants, easements, rights of way, restrictions, encroachments, leases, occupancies, tenancies, options, preemptive purchased or other rights or any other encumbrances whatsoever.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect from time to time.

     "Final Order" means an order of the Commission: (a) which has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (b) with respect to which no timely filed request for stay, request or petition for Commission rehearing, reconsideration or review, appeal or review by the Commission on its motion, is pending; and (c) as to which the time for filing any such request, petition or appeal, or for reconsideration or review by the Commission on its own motion, has expired

     "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign, federal or state).

     "Initial Order" means the grant of the application to assignment of the Commission Authorizations from Seller to Buyer by the FCC acting under delegated authority, which grant shall have been reported in the Federal Register or FCC public notices, but is not yet a Final Order.

     "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes) and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

     "Liabilities" mean all obligations, indebtedness, commitments, and other items constituting liabilities under Generally Accepted Accounting Principles, or "GAAP", whether direct or indirect, absolute, accrued, contingent, or otherwise, or due or to become due, asserted or unasserted, matured or unmatured, including without limitation, trade accounts payable, accrued liabilities for payroll and related expenses, obligations for borrowed money or for the deferred purchase price of property or services.

     "Ordinary Course of Business" means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

"Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Entities.
"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.
"Pre-Closing Measurement Period" means the 90 Trading Days immediately prior to the Closing Date.

     "Reasonable Commercial Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Commercial Efforts under this Agreement does not require the Person subject to that obligation to expend or become liable for in excess of $10,000 or to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the consummation of the transactions contemplated by this Agreement.

"Texas Law" means the Texas Business Corporation Act, as amended.

     "Taxes" mean all Federal, state, local, foreign and other taxes, including franchise, income, estimated income, gross receipts, employment, license, excise, stamp, social security, unemployment, real property, personal property, sales, use, transfer and withholding taxes, including interest, penalties and additions in connection therewith.

     "Tower Lease" means that License Agreement, dated April 1, 2000, by and between the LLC and American Tower Corporation ("ATC") granting a leasehold interest to the LLC at 380 feet on ATC's tower, located in Los Fresnos, Texas.

     "Trading Day" means a day on which the Common Stock is traded on the Nasdaq National Market, or the principal trading market on which the Common Stock is then publicly traded if other than the Nasdaq National Market.

          1.6     Tax Matters. The parties intend that the transaction contemplated by this Agreement shall constitute and be treated as a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code. The parties agree to take such actions, including modifying this Agreement, to ensure that this transaction qualifies as a tax-free reorganization so long as such actions would not have a materially adverse economic impact on the party requested to take action. The parties agree to report these transactions on all tax returns and other tax filings in a manner consistent with a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

ARTICLE 2
CLOSING

          2.1      Closing; Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of HTVN at 6125 Airport Freeway, Fort Worth, Texas 76117 at 10:00 a.m., local time, on the fifth business day following the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Articles 8 and 9, or (ii) at such other time or place or on such other date as the parties hereto shall agree, but in no event shall be prior to December 8, 2000. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

          At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, each of the parties hereto shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

          2.2     Deliveries by the Members and the LLC.

(1)     The Members and the LLC shall deliver to HTVN Articles of Merger, substantially in the form of Exhibit B, executed by the LLC, and other instruments in form and substance reasonably satisfactory to HTVN necessary to consummate the transactions described in this Agreement.

(2)     The LLC shall deliver to HTVN the resolution adopted by the Members authorizing the execution, delivery and performance of this Agreement by the LLC and a certification from the LLC's Secretary that such resolutions are in full force and effect as of the Closing.

(3)     The Members and the LLC shall deliver to HTVN such other certificates, instruments, and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, HTVN in order to effect the transactions contemplated by this Agreement.

          2.3     Deliveries by HTVN Merger Corp. and HTVN.

(1)     HTVN shall deliver to the Members, by wire transfer of immediately available funds to accounts designated by the Members (i) the Cash Consideration, less April, September and December Payments, and (ii) certificates representing the Closing Shares.

(2)     HTVN Merger Corp. shall execute and file the Articles of Merger attached as Exhibit B, and the Certificate of Merger attached as Exhibit A with the Secretaries of State of Texas and Delaware, respectively .

(3)     HTVN Merger Corp. and HTVN shall deliver to the Members such other certificates, instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Members in order to effect the transactions contemplated by this Agreement to occur at the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

          Each of the Members hereby represents and warrants to HTVN and HTVN Merger Corp. with respect to itself, and not with respect to any other Member, as follows:

          3.1     Title to Units. Each Member is the record and beneficial owner and holder of the Units set forth opposite such Member's name on Schedule 3.1 hereto, in each case free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, limitations on voting rights or option, and has the authority to dispose of such Units pursuant to this Agreement.

          3.2     Authority. Each Member has the right, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each Member and constitutes the legal, valid and binding obligation of each Member, enforceable against such Member in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

          3.3     Effect of Agreement on Members. The execution, delivery and performance of this Agreement by each Member and the consummation by each Member of the transactions contemplated hereby has been duly authorized by such Member and, except as expressly provided in Section 4.14(b), will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which any Member is a party or is bound or to which any of the assets of any Member are subject, (ii) conflict with, violate or result in a breach of any provision of the charter documents or trust agreement of any Member which is not a natural person or (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to any Member or by which any of their respective properties or assets is bound or affected.

          3.4     Legal Proceedings. There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the best knowledge of each Member threatened, against such Member, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

          3.5     Consents. Except as expressly provided in Section 4.14(b), no consent of, or order of or filing with, any court or governmental body or other person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein by each Member.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE LLC

          The Members and the LLC jointly and severally represent and warrant to HTVN and HTVN Merger Corp. that:

          4.1     Organization and Qualification. The LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and corporate authority to own, lease and operate the Assets and to conduct the business of the Station as now being conducted. No actions or proceedings to dissolve the LLC are pending or threatened.

          4.2     Authority Relative to This Agreement. The LLC has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the LLC of this Agreement have been duly authorized by all necessary action of the LLC. Upon execution, this Agreement will be duly executed and delivered by the LLC and constitutes a valid and legally binding obligation of the LLC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual signing on behalf of the LLC has the legal power, authority and capacity to bind the LLC.

          4.3     Assets of LLC. The LLC's assets consist of the following (the "Assets"):

          (1)     Commission Authorizations. All licenses, permits and authorizations issued or granted by the Commission for the operation of or used or useful in connection with the operation of the Station, and all applications filed with the Commission (collectively, the "Commission Authorizations").

(2) The Tower Lease.

          (3)     Tangible Personal Property. The fixed and tangible personal property owned by the LLC and used in the operation of the Station, consisting of: (1) one new SBP1000-UT 1000 watt television transmitter; (2) associated 1 5/8 inch transmission line; and (3) one new 12-panel UHF antenna system.

(4) Intellectual Property; Certain Intangibles. All right, title and interest of the LLC in and to the call letters "K64FM."

          (5)     Books and Records. All books, records, papers and instruments of the LLC of whatever nature and wherever located that relate to the Assets or the operation of the Station, including without limitation all financial and accounting records and all books and records relating to employees, the purchase of materials, supplies and services.

          (6)     Warranty Claims. All rights, claims and causes of action of the LLC under or pursuant to all warranties, representations, indemnifications, hold harmless provisions and guarantees made by suppliers, licensors, manufacturers, contractors and others (including the LLC's predecessors in title to the Assets, if any) in respect of the Station or the Assets.

          Upon the consummation of the transactions contemplated in this Agreement, HTVN Merger Corp. will have good and indefeasible title to all the Assets, free and clear of all encumbrances.

          4.4     Title to Assets.

     (a)     LLC is the owner of, and has good, marketable and indefeasible title to, all the Assets, free and clear of all Encumbrances. Upon consummation of the Merger pursuant to this Agreement, HTVN Merger Corp. will have good and indefeasible title to all the Assets, free and clear of all encumbrances.

(b) Real Property. LLC has free and clear title to the lessee's interest in the Tower Lease, which is in full force and effect. All rents have been paid on this lease through the date of the TBA.
(c) Sufficiency of Assets. The Assets include all assets that are used in the business and operations of the Station as presently conducted, other than cash and cash equivalents.

     (d)     Condition of Assets. The Assets referred to in this Section 4.4 were as of the date of the TBA, in good operating condition and repair, ordinary wear and tear excepted, were suitable for the uses and purposes for which they were being used or intended, and were in material compliance with all applicable federal, state and local laws, ordinances and regulations, including the Communications Act. LLC has no knowledge or has not received any notice that such assets or the present use thereof is in violation of applicable statutes, ordinances and regulations. Such assets have not been used for the handling, storage, transportation, or disposal of hazardous or toxic materials.

          The LLC has not received written notice of any defect or any condition relating to the transmission tower on which the LLC's antenna are mounted that would or may affect the proper anchoring or securing thereof, the structural soundness thereof, or the conformance thereof in all respects with Applicable Law or generally accepted engineering standards of the television broadcasting industry applicable to transmission towers.

          4.5     Compliance With Laws. The LLC has complied in all material respects with all Applicable Laws relating to the ownership or operation of the Assets or the operation of the Station (including without limitation the rules, regulations and practices of the Commission). The LLC is not charged or, to the best knowledge of the LLC and the Members, threatened with or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Assets or the operation of the Station.

          4.6     Legal Proceedings. There are no proceedings pending or, to the best knowledge of the LLC and the Members, threatened against or involving the LLC relating to the Station, or the Assets. There are no Proceedings pending or, to the best knowledge of the LLC and the Members, threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby. Neither the LLC nor any of the Members have received written notice of any violation that might adversely affect the business, operations, prospects or condition of the LLC, the Station, the Commission Authorizations or the Assets.

          4.7     Intellectual Property. Except for the call letters K64FM, the LLC does not own, hold, use or have pending any Intellectual Property in connection with the operation of the Assets or the Station.

          4.8     Public Files. The LLC's local public files relating to the Station are and will be at Closing complete and up-to-date.

          4.9     Employees. The LLC as of the date of this Agreement has no employees involved in the operation or maintenance of K64FM. The LLC does not, and has not in the past, maintain any employee plan that is subject to Title IV of ERISA.

          4.10     Books and Records. All the books and records of the LLC relating to the Assets or the Station are substantially complete and correct in all material respects, and have been in all material respects maintained in accordance with good business practice and all Applicable Laws.

          4.11     Disclosure. No representation or warranty made by the LLC or the Members in this Agreement, and no statement of the LLC or the Members contained in any document, certificate or other writing furnished or to be furnished by the LLC or the Members pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

          4.12     Liabilities. Other than those Liabilities listed on Schedule 4.12, the LLC has no Liabilities. As of the Effective Time, the LLC will have only the following Liabilities:

(1) all obligations of the LLC accruing from and after the Effective Time under the Tower Lease; and
(2) all obligations of the LLC accruing from and after the Effective Time under the Commission Authorizations.

          4.13     Authorized Capitalization of the LLC. There are 100 Units validly issued and outstanding, fully paid and nonassessable and constitute all of the outstanding capitalization of the LLC. There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate the LLC to issue or sell any additional units of its membership interests or any securities convertible into or evidencing the right to subscribe for any units of its membership interest or securities convertible into or exchangeable for such units. There are no outstanding contractual obligations of the LLC to repurchase, redeem or otherwise acquire any outstanding Units of, or other ownership interests in, the LLC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. The Members are the only members of the LLC.

          4.14     No Contravention; Consents.

          (a)     No Contravention. The execution, delivery and performance of this Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by the LLC and the Members do not and will not, after the giving of notice, or the lapse of time, or otherwise: (i) conflict with or violate any provisions of the Articles of Organization or operating agreement of the LLC; (ii) subject to obtaining the consents referenced in Section 4.14(b), result in the breach of any of the terms of, constitute a default under, conflict with, result in, or constitute grounds for, the termination or alteration of, or result in the acceleration of the performance required by the terms of, any agreement, license, permit or other instrument to which the LLC is a party or by which the LLC or any of its property is bound or affected, or result in the creation of any Encumbrance upon any of the Assets or the Commission Authorization; (iii) violate, result in the breach of, or conflict with, any laws, regulations, orders, writs, ordinances, injunctions, decrees, rules, or judgments applicable to the LLC or any of its assets, including the Communications Act.

          (b)     Consent. Other than receipt of an Initial and Final Order and ATC's consent with respect to the Tower Lease, no consent, waiver, authorization or approval from, or filing of any notice or report with, any Governmental Entity or other Person is necessary in connection with the execution, delivery or performance by the LLC and the Members of this Agreement or any of the documents or transactions contemplated hereby (with or without the giving of notice, the lapse of time or both).

          4.15     Licenses and Authorizations.

(a) Licenses. The LLC is the authorized and legal holder of the Commission Authorizations.

          (b)     Authorizations. The Commission Authorizations were validly issued, are valid and in full force and effect, and have been complied with in all material respects and no investigation, notice of investigation, violation, order, complaint, action or other proceeding is pending or, to the knowledge of the LCC or the Members, threatened before the FCC or any other Governmental Entity to revoke, refuse to renew or modify such FCC licenses or other authorizations of the Station or which could in any manner threaten or adversely affect the Commission Authorizations or the Station's operations as presently conducted. No event has occurred that permits, or after notice or lapse of time would permit, the revocation or termination of the Commission Authorizations or the imposition of any restriction thereon of such a nature as may materially limit the business or operations of the Station as now conducted. Except as provided in FCC Sixth Report and Order in Docket No. MM 87-268, 12 FCC Rcd 14588 (1997) and revised in Memorandum Opinion and Order on Reconsideration of the Sixth Report and Order in Docket No. MM 87-268, 13 FCC Rcd 7418 (1998), the LLC and the Members have no reason to believe that the Commission Authorizations will not be renewed in the ordinary course.

          4.16     Reports. To the best of the LLC's and the Members' knowledge, all returns, notices, reports, statements or other filings currently required to be filed by the LLC with the Commission, and all material returns, notices, reports, statements or other filings currently required to be filed by the LLC with any other federal, state, or local Governmental Entity with respect to the Station, have been filed and complied with and shall continue to be filed and be in compliance on a current basis until the Closing. All such reports, returns and statements are (or will be, in the case of future reports) complete and correct as filed.

          4.17     Taxes.

          (a)     Filing of Tax Returns. The Members have timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of all Taxes required to be filed and due by the date hereof relating to their interest in the LLC. The information filed is complete and accurate in all material respects.

          (b)     Payment of Taxes. To the best of the LLC's and the Members' knowledge, each Member has accurately computed and timely paid all Taxes of any kind that have become due and payable relating to their interest in the LLC and that, if unpaid, could result in a lien upon the Assets. No liens for Taxes exist.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF HTVN MERGER CORP. AND HTVN

          HTVN Merger Corp. and HTVN jointly and severally represent and warrant to the Members and the LLC that:

          5.1     Corporate Organization. HTVN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HTVN Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2     Authority Relative to This Agreement. HTVN Merger Corp. and HTVN have full corporate power and authority to execute, deliver and perform this Agreement to which they are parties and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by HTVN Merger Corp. and HTVN of this Agreement, and the consummation by HTVN Merger Corp. and HTVN of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of HTVN Merger Corp. and HTVN. Upon execution, this Agreement will be duly executed and delivered by HTVN Merger Corp. and HTVN and constitutes a valid and legally binding obligation of HTVN Merger Corp. and HTVN, enforceable against HTVN Merger Corp. and HTVN in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual signing on behalf of each of HTVN Merger Corp. and HTVN has the legal power, authority and capacity to bind HTVN Merger Corp. and HTVN.

          5.3     Shares to be Issued. The Closing Shares when issued to the Members, will be fully paid, nonassessable, and free and clear of all liens, security interests and encumbrances of any kind.

          5.4     Legal Proceedings. There are no proceedings pending or, to the best knowledge of HTVN Merger Corp. and HTVN, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          5.5     Tax Representations.

(1) Prior to the transaction, HTVN will be in control of HTVN Merger Corp. within the meaning of Section 368(c)(1) of the Internal Revenue Code.

          (2)     Following the transaction, HTVN Merger Corp. will not issue additional shares of stock that would result in HTVN losing control of HTVN Merger Corp. within the meaning of Section 368(c) of the Internal Revenue Code.

          (3)     HTVN has no plan or intention to merge HTVN Merger Corp. with or into any entity other than HTVN or a wholly-owned subsidiary thereof; to sell or otherwise dispose of the stock of HTVN Merger Corp.; or to cause HTVN Merger Corp. to sell or otherwise dispose of any of the assets of the LLC acquired in the transaction, except for dispositions made in the ordinary course of business or to HTVN or a wholly-owned subsidiary there.

(4) Following the transaction, HTVN Merger Corp. or HTVN will continue the historic business of the LLC or use a significant portion of the LLC's assets in a business.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CLOSING

The LLC and the Members hereby covenant and agree with HTVN Merger Corp. and HTVN as follows:

          6.1     Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, the LLC (i), subject to the terms of the "TBA" (as defined in Section 10.4), shall operate and maintain the Station in accordance with sound engineering practices and in the Ordinary Course of Business and in compliance with all Applicable Laws (including without limitation the rules, regulations and practices of the Commission); and (ii) shall use its Reasonable Commercial Efforts to preserve, maintain and protect the Assets.

          6.2     Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, the LLC shall not, without the prior written consent of HTVN:

(1) make any material change in the ongoing operations of the Assets or the Station;
(2) mortgage or pledge any of the Assets or create or suffer to exist any encumbrance thereupon;
(3) sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Assets;

          (4)     voluntarily take any action which would or might make any of the representations or warranties of the LLC or the Members contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied in any material respect.

ARTICLE 7
ADDITIONAL AGREEMENTS

          7.1     Access to Information. Between the date hereof and the Closing, the LLC and the Members (i) shall give HTVN Merger Corp. and HTVN and their authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all books, records, agreements, and commitments of the LLC relating to the Assets or the Station, and shall permit HTVN Merger Corp. and HTVN and their authorized representatives to make such inspections as they may reasonably require.

          7.2     Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the LLC and the Members shall not directly or indirectly, (i) solicit, initiate, or knowingly encourage any acquisition proposal or (ii) engage in discussions or negotiations with any Person relating to a sale of any or all of the Units or Assets, or (iii) disclose any nonpublic information relating to the Assets or the Station to, any Person that is considering making or has made a proposal to acquire the Station. If the LLC or the Members shall hereafter receive any proposal to acquire the Station, they shall immediately communicate the terms of such proposal to HTVN.

          7.3     Third Party Consents. The LLC and the Members shall use their Reasonable Commercial Efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by HTVN Merger Corp. and HTVN to be desirable to enable the LLC to merge with HTVN Merger Corp. as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. All costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings, and registrations referred to in this Section shall be borne by the LLC.

          7.4     Reasonable Commercial Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Commercial Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement.

          7.5     Commission Consent.

          (a)     Consummation of the Merger and the performance of the obligations of the parties under this Agreement are subject to the issuance by the Commission (including, for purposes hereof, the Commission staff acting under delegated authority) of an order approving the Commission Applications and consenting to the transfer of control of the LLC from the Members to HTVN and/or the assignment of the Commission Authorizations from the LLC to HTVN Merger Corp. and compliance by the parties hereto with the conditions imposed in said order (provided that none of the LLC, the Members, HTVN Merger Corp. or HTVN shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse affect upon it); and (b) said order having become a Final Order; provided, however, that condition (b) may be waived by written notice from HTVN to the Members at any time after an Initial Order is obtained from the Commission.

          (b)     Application For Commission Consent. The parties agree to proceed expeditiously and with due diligence and to use their Reasonable Commercial Efforts and to cooperate with each other in seeking the Commission's approval of the transactions contemplated hereunder through the preparation, filing and prosecution of an appropriate application to assign the Commission Authorizations from the LLC to HTVN Merger Corp. and/or to transfer control of the LLC from the Members to HTVN (the "Assignment Application"). Within five (5) days after the date of this Agreement, each party shall have prepared its portion of the Assignment Application and all information, data, exhibits, resolutions, statements and other materials necessary and proper in connection with such Assignment Application, and shall have delivered it to HTVN Merger Corp.'s counsel for filing with the Commission. Each party further agrees expeditiously to prepare Application amendments, respond to oral or written inquiries and answer pleadings whenever such documents are required by the Commission or its rules.

(c) Notice of Application. The LLC shall, at its expense, give due notice of the filing of the Assignment Application by such means as may be required by the rules and regulations of the Commission.

          7.6     Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred; provided, however, that if this Agreement shall have been terminated pursuant to Section 10.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other party in connection with the transactions contemplated by this Agreement.

          7.7     Approval of Merger. Each of the Members hereby agrees that, in accordance with Article 5.03 of Texas Law by execution and delivery of this Agreement, each such Member consents to and approves the Merger to the same extent and with the same force and effect as if each such Member had consented to, approved and voted for the Merger at a formal meeting of the LLC's Members duly called and held for the purpose of acting upon the proposal to approve the Merger.

          7.8     Registration of Closing Shares. Prior to the Closing, HTVN shall, at its own expense, prepare and file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, registering the Closing Shares, and such registration statement shall have been declared effective by the Securities and Exchange Commission. In addition, HTVN shall use Reasonable Commercial Efforts to register or qualify the Closing Shares under such other securities or blue sky laws of such jurisdictions as the Members reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Closing Shares owned by such Member; provided, however, that HTVN will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.8, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction

          7.9     Member Release. Each of the Members, in the capacity as Members, hereby agrees to execute and deliver as of the Closing Date a release of the LLC from any and all claims resulting from or related to any matter arising prior to the Closing Date, in the form of Exhibit D hereto.

          7.10     Risk of Loss. Subject to the terms of the TBA, the risk of any loss, damage or impairment, confiscation or condemnation of the Assets or any part thereof from fire or any other casualty or cause shall be borne by the LLC and the Members at all times prior to the Closing.

          7.11     Restrictive Legend. The Members hereby acknowledge that the certificate representing the Closing Shares may bear the following legend:

The shares represented by this certificate were issued in connection with a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may only be transferred in accordance with the terms of such Rule.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE MEMBERS AND THE LLC

          The obligations of the Members and the LLC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          8.1     Representations and Warranties True. All the representations and warranties of HTVN Merger Corp. and HTVN contained in this Agreement shall be true and correct when made and as of the Closing Date as though made at and as of that time, except as affected by transactions permitted by this Agreement.

          8.2     Covenants and Agreements Performed. HTVN Merger Corp. and HTVN shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          8.3     Final Order of Commission. The grant by the Commission of the Assignment Application shall have become a Final Order, subject to Section 7.5.

          8.4     Other Documents. The Members shall have received the certificates, instruments and documents described in Section 2.3.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF HTVN MERGER CORP. AND HTVN

          The obligations of HTVN Merger Corp. and HTVN to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          9.1     Representations and Warranties True. All the representations and warranties of the Members and the LLC contained in this Agreement shall be true and correct when made and as of the Closing Date as though made at and as of that time and the Members and the LLC shall deliver a certificate to such effect.

          9.2     Covenants and Agreements Performed. The Members and the LLC shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          9.3     Final Order of Commission. The grant by the Commission of the Assignment Application shall have become a Final Order, subject to Section 7.5.

          9.4     Other Documents. HTVN Merger Corp. and HTVN shall have received the certificates, instruments, and documents listed below:

(1) The certificates, documents and instruments described in Section 2.2.
(2) Executed copies of all consents and approvals of third parties required to be obtained by or on the part of the Members and the LLC for the consummation of the transactions contemplated hereby.
(3) All books and records of the LLC relating to the Assets or the operation of the Station.
(4) Certified copies of resolutions of the LLC and the Members authorizing and approving the execution and deliver of this Agreement and the consummation of the transactions contemplated hereunder.
(5) The Members shall have delivered to HTVN a Release, in the form of Exhibit C.

          9.5     Consent from Lenders. HTVN shall have received consent to the Merger of the LLC with and into HTVN Merger Corp. from its lenders under the Loan Agreement, dated as of July 25, 2000.

ARTICLE 10
TERMINATION, AMENDMENT, AND WAIVER

          10.1     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(1) by mutual written consent of the parties; or

          (2)     by any party, if the Closing shall not have occurred on or before December 31, 2001, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement;

          (3)     by the Members and the LLC, if (i) any of the representations and warranties of HTVN Merger Corp. or HTVN contained in this Agreement shall not be true and correct in any material respect when made or at the Closing (as if made at and as of such time), or (ii) HTVN Merger Corp. or HTVN shall have failed to fulfill in any material respect any of their material obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from the Members and the LLC to HTVN Merger Corp. and HTVN; or

          (4)     by HTVN Merger Corp. or HTVN, if (i) any of the representations and warranties of the Members or the LLC contained in this Agreement shall not be true and correct in any material respect when made or at the Closing (as if made at and as of such time), or (ii) the Members or the LLC shall have failed to fulfill in any material respect any of their material obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from HTVN Merger Corp. and HTVN to the Members and the LLC.

          10.2     Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

          10.3     Waiver. Each of the parties may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          10.4     Time Brokerage Agreement. In the event of the termination of this Agreement by any party pursuant to any provision of Article 10, the Time Brokerage Agreement dated June 1, 2000 ("TBA"), between HTVN and the LLC and providing for HTVN's utilization of the Station, shall simultaneously terminate. In the event that the TBA is terminated pursuant to this provision, HTVN shall be entitled to the immediate possession of any and all HTVN owned personal property used in the operation of the Station.

ARTICLE 11
INDEMNIFICATION

          11.1     Indemnification by the Members and the LLC. Subject to the terms of Article 10, the Members and the LLC shall indemnify, defend and hold harmless HTVN Merger Corp. and HTVN from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by HTVN Merger Corp. and HTVN, directly or indirectly, by reason of or resulting from:

          (1)     any inaccuracy in or breach of any representation or warranty of the Members or the LLC whether known or unknown by HTVN at Closing contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto;

(2) any breach by the Members or the LLC of any of their covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;
(3) any Liability of the LLC (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the LLC, and whether due or to become due), other than the Assumed Liabilities;
(4) the ownership, management, or use of the Assets prior to June 1, 2000;
(5) any encumbrances on the Assets.

          11.2     Indemnification by HTVN Merger Corp. and HTVN. Subject to the terms of Article 10, HTVN Merger Corp. and HTVN shall indemnify, defend and hold harmless the Members and the LLC from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Members and the LLC, directly or indirectly, by reason of or resulting from:

(1) any inaccuracy in or breach of any representation or warranty of HTVN Merger Corp. or HTVN contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;
(2) any breach by HTVN Merger Corp. or HTVN of any of their covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;
(3) the performance or non-performance of any Liabilities that Section 4.12 indicates that the LLC will have at the Effective Time;
(4) the ownership, management, or use of the Assets on or after June 1, 2000.

          11.3     Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing Date and shall remain operative and in full force and effect for six (6) months and any claim made with respect to the representations and warranties must be made within six (6) months from the Closing Date. The covenants contained in this Agreement shall survive Closing.

          11.4     Indemnification Claim. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly give written notice ("Notice of Claim") of such claim or demand to the party or parties it is seeking indemnification from ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 11.3 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

          11.5     Notice of Claim. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 11.4 hereof is a claim or demand asserted by a third party, Indemnitor shall have twenty-five (25) days after the Date of Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and his agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a conflict of interest, or where non-monetary relief is being sought against Indemnitee by a third party, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the fees and disbursements of such counsel; provided, however, that Indemnitor shall not be required to pay the fees and disbursements of more than one separate law firm for all Indemnitees in any jurisdiction in any single action or proceeding. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (i) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Section 11.

          11.6     Indemnitor's Obligations. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

          11.7     Date of Notice of Claim. The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to Section 12.1 of this Agreement.

          11.8     Consent of Indemnitee. No claim giving rise to a Notice of Claim shall be compromised or settled except with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

ARTICLE 12
MISCELLANEOUS

          12.1     Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, (iv) sent by telecopy or facsimile transmission, answer back requested, or (v) sent by electronic mail, with confirmation of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to HTVN Merger Corp. or HTVN:
Hispanic Television Network, Inc.
6125 Airport Freeway, Suite 200
Forth Worth, Texas 76117
Attention: Marco Camacho, Chief Executive Officer
Telefax: (817) 222-9809

If to the Members or the LLC:
Brownsville Broadcasting, LLC
710 Buffalo Street, Suite 204
Corpus Christi, Texas 78401
Attn: Howard Mintz
Telefax: (361) 883-3160
Email: minick@swbell.net

          12.2     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          12.3     Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

          12.4     Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

          12.5     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          12.6     Counterparts and Facsimile Execution. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto. In order to facilitate the execution of this Agreement, an executed counterpart of the signature page or pages to the Agreement may be delivered by facsimile transmission to the other parties hereto and such facsimile signature shall be deemed an original signature for purposes of this Agreement and shall be binding on the parties hereto. An original executed counterpart of said signature page shall be promptly forwarded to the other parties hereto.

          12.7     Attorneys' Fees. In the event legal proceedings are commenced by either party to enforce any rights hereunder, the prevailing party shall be entitled to collect reasonable attorneys' fees and expenses incurred in connection with such action.

          12.8     Exhibits, Schedules and Attachments. The Exhibits, Schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control.

          IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

BROWNSVILLE BROADCASTING, LLC By: _/s/ Amanda Orrick Mintz___________________ AMANDA ORRICK MINTZ Managing Member
MEMBERS: /s/ Amanda Orrick Mintz _____________________ Amanda Orrick Mintz /s/ Michael Mintz _________________________ Michael Mintz /s/ Debra Kamp______________________________ Debra Kamp
HISPANIC TELEVISION NETWORK, INC. By: __/s/ Marco Camacho______________________ MARCO CAMACHO Chief Executive Officer
HTVN MERGER CORP. By: __/s/ Marco Camacho______________________ MARCO CAMACHO Chief Executive Officer

EXHIBIT A
CERTIFICATE OF MERGER
OF
BROWNSVILLE BROADCASTING, LLC
INTO
HTVN MERGER CORP.

          HTVN Merger Corp. hereby certifies that:

          1.      The names, states of domicile and jurisdictions of formation or organization of the parties to the merger are as follows:

Name	State of Domicile, Formation or Organization
Brownsville Broadcasting, LLC	Texas
HTVN Merger Corp.	Delaware

          2.     An agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the parties to the merger in accordance with Section 264 of the Delaware General Corporation Law and Texas law.

          3.     The surviving entity is HTVN Merger Corp.

          4.     The executed agreement of merger is on file at the principal office and place of business of the surviving entity, the address of which is 6125 Airport Freeway, Fort Worth, Texas 76117.

          5.     A copy of the agreement of merger will be furnished by the surviving entity, on request and without cost, to any member or stockholder of the parties to the merger.

Dated as of _______________, 2000.

HTVN Merger Corp. By: __________________________________ Marco Camacho Chief Executive Officer

EXHIBIT B
ARTICLES OF MERGER
of
BROWNSVILLE BROADCASTING, LLC
into
HTVN MERGER CORP.

          Pursuant to the provisions of Article 10.03 of the Texas Limited Liability Company Act, the undersigned corporation and limited liability company certify the following Articles of Merger adopted for the purpose of effecting a merger in accordance with the provisions of Part Ten of the Texas Limited Liability Company Act.

          1.     The parties to the plan of merger are HTVN Merger Corp., a Delaware corporation, and Brownsville Broadcasting, LLC, a Texas limited liability company. HTVN Merger Corp. will be the surviving entity in the merger.

          2.     The plan of merger, which is attached as Exhibit A, was authorized by all action required by the laws under which each party to the merger was formed or organized or by its constituent documents.

          DATED: ___________________, 2000.

BROWNSVILLE BROADCASTING, LLC By: ___________________________________ Amanda Orrick Mintz Managing Member
HTVN MERGER CORP. By: __________________________________ Marco Camacho Chief Executive Officer

EXHIBIT C
RELEASE

           The undersigned is an officer director, member or affiliate of Brownsville Broadcasting, LLC (the "LLC") which is a party to that certain Agreement and Plan of Merger dated as of August ___, 2000 among Amanda Orrick Mintz, Michael Mintz and Debra Kamp, the LLC, HTVN Merger Corp. and Hispanic Television Network, Inc. ("HTVN") (the "Agreement"). This Release is executed and delivered pursuant to Section 7.9 of the Agreement, in consideration of the execution, delivery and performance of the Agreement by the parties thereto. Capitalized terms not otherwise defined herein have the meaning ascribed to such terms as set forth in the Agreement.

          The undersigned, for himself, his heirs, personal representatives, successors and assigns, does hereby release, acquit, and discharge the LLC or any of its subsidiaries, or their respective officers, directors, agents, attorneys, employees, successors and assigns, with respect to all past, present and future claims, expenses, losses, liabilities and obligations of any nature whatsoever, whether accrued or contingent, known or unknown, whether sounding in contract, tort or otherwise, based in whole or in any material part upon facts and circumstances in existence as of the Closing Date; provided, however, that this Release shall not apply to any claims arising under the Agreement of Merger against HTVN Merger Corp. or HTVN as a result of their breach of the terms and conditions of the Agreement of Merger.

          This Release may not be amended or terminated and no provision hereof may be waived, absent a writing executed by the undersigned and HTVN.

By: _________________________________ Name:

Schedule 3.1

Member	Membership Units
Amanda Orrick Mintz .............	45
Michael Mintz .........................	45
Debra Kamp ............................	10

Schedule 4.12

1.          Tower Lease

2.          Commission Authorization obligations